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                                                      --------------------------
                            UNITED STATES                    OMB APPROVAL
                  SECURITIES AND EXCHANGE COMMISSION  --------------------------
                                                        OMB Number: 3235-0145
                       WASHINGTON, D.C. 20549         --------------------------
                                                      Expires: December 31, 2005
                                                      --------------------------
                                                      Estimated average burden
                             SCHEDULE 13G             hours per response...11
                                                      --------------------------


              UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.  )*


                       MTS Systems Corporation
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                            (Name of Issuer)

                              Common Stock
--------------------------------------------------------------------------------
                     (Title of Class of Securities)

                               553777103
            --------------------------------------------------------
                             (CUSIP Number)

                                12-31-02
--------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   /X/       Rule 13d-1(b)

   / /       Rule 13d-1(c)

   / /       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 553777103
         --------------

Mairs and Power Growth Fund, Inc.
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  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     41-6019924
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only
-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization
     St. Paul, Minnesota USA
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Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         1,280,100
With:                      ----------------------------------------------------
                           6. Shared Voting Power
                              N/A
                           ----------------------------------------------------
                           7. Sole Dispositive Power
                              1,280,100
                           ----------------------------------------------------
                           8. Shared Dispositive Power
                              N/A
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person
    1,280,100
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /
-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)
    6.0%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)
    IV
-------------------------------------------------------------------------------
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ITEM 1.
     (a)   Name of Issuer
           MTS Systems Corporation
           --------------------------------------------------------------------
     (b)   Address of Issuer's Principal Executive Offices
           14000 Technology Drive,
           Eden Prairie, MN 55344-2290
           --------------------------------------------------------------------

ITEM 2.
     (a)   Name of Person Filing
           Mairs and Power Growth Fund, Inc.
           --------------------------------------------------------------------
     (b)   Address of Principal Business Office or, if none, Residence
           332 Minnesota Street,
           W-1520 First National Bank Bldg.,
           St. Paul, MN  55101
           --------------------------------------------------------------------
     (c)   Citizenship
           USA
           --------------------------------------------------------------------
     (d)   Title of Class of Securities
           Common Stock
           --------------------------------------------------------------------
     (e)   CUSIP Number
           553777103
           --------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) or 240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

           (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o)

           (b)  / / Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c)

           (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

           (d) /X/ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

           (e) / / An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E)

           (f) / / An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F)

           (g) / / A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G)

           (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

           (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

           (j)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


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ITEM 4.   OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:
               1,280,100 shares
           --------------------------------------------------------------------
          (b)  Percent of Class:
               6.0%
           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote
                        1,280,100
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote
                        N/A
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of
                        1,280,100
                  -------------------------------------------------------------
                  (iv)  Shared power to dispose or to direct the disposition of
                        N/A
                  -------------------------------------------------------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
          N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.
          N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
          N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
          N/A
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ITEM 10.  CERTIFICATION

     (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     January 29, 2003
                                     -----------------------------------------
                                                     Date

                                     /s/ George A. Mairs, III
                                     -----------------------------------------
                                                   Signature

                                     George A. Mairs, III / President
                                     -----------------------------------------
                                                   Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer of general parter of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.
SEE Section 240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
           FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)